EXHIBIT 99

          Press Release dated December 20, 2000, of Darden Restaurants, Inc.

            DARDEN RESTAURANTS REPORTS RECORD SECOND QUARTER EARNINGS PER DILUTED SHARE OF 24 CENTS, A 33% INCREASE OVER LAST YEAR

         ORLANDO, FL -Darden Restaurants, Inc. today reported record earnings per diluted share of 24 cents for its second quarter, which ended November 26, 2000. This represents a 33% increase in earnings per diluted share from prior year and the 14th consecutive period of quarterly earnings growth above 15%. Sales for the second quarter were $932.0 million, a 9.9% increase over prior year. These results were driven by significant same-restaurant sales growth at Red Lobster and Olive Garden. Last year, second quarter earnings per diluted share were 18 cents on sales of $848.2 million. "This was another fantastic quarter," said Joe R. Lee, Chairman and Chief Executive Officer.

         "We're excited about the favorable results at Red Lobster and Olive Garden. We're also delighted with how well our emerging brands, Bahama Breeze and Smokey Bones BBQ, continue to be received. Solid core businesses and promising new concepts give us an excellent platform for expansion. These strengths enable us to capitalize on the powerful long-term growth trends in casual dining and respond well to any near-term challenges."

Highlights for the quarter ended November 26, 2000, include the following:

      o Earnings after tax in the second quarter were $29.5 million, or 24 cents per diluted share, on sales of $932.0 million. Last year, earnings after tax were $24.5 million, or 18 cents per diluted share, on sales of $848.2 million.

      o    Red  Lobster  led the  Company  with an  8.4%  same-restaurant  sales
           increase   in  the   quarter,   its  12th   consecutive   quarter  of
           same-restaurant sales gains.

      o Olive Garden reported its 25th consecutive quarter of same-restaurant sales growth with a 7.2% increase.

      o Bahama Breeze opened another restaurant, its 15th, during the quarter and expects to open nine more restaurants this fiscal year.

      o Smokey Bones BBQ opened two restaurants during the quarter, bringing the total number in operation to four in three different markets.

      o The Company purchased 1.1 million shares of its common stock in the quarter.

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Operating Highlights

RED LOBSTER'S second quarter sales of $503.1 million were 8.9% above prior year, due primarily to its 8.4% increase in same-restaurant sales - the 12th consecutive quarter of same-restaurant sales growth for Red Lobster. Last year, Red Lobster reported second quarter same-restaurant sales growth of 8.2%. This year's sales improvement resulted from increased same-restaurant guest counts and menu mix changes as guests responded favorably to exciting new items and the successful "30-Shrimp for $10.99" promotional offering. With the increased sales and lower labor and restaurant expenses as a percent of sales, Red Lobster achieved strong double-digit operating profit growth for the quarter.

"The second quarter results reflect continued improvement in virtually every aspect of our business," said Dick Rivera, President of Red Lobster. "We are introducing appealing new menu items with great flavors, preparing everything we offer more consistently and providing our guests with greater service excellence that reflects `hospitality you can touch.' I am pleased with the progress we're making toward our ultimate goal, which is to be the best in casual dining."

OLIVE GARDEN'S second quarter sales of $407.4 million were 8.4% above prior year, propelled by its 7.2% same-restaurant sales increase for the quarter. This is the 25th consecutive quarter of same-restaurant sales growth for Olive Garden, and comes on top of a 6.8% increase last year. The continued sales improvement reflects terrific acceptance of Olive Garden's new menu, a higher check average due to menu mix and pricing, good response to proven promotions like "Never Ending Pasta Bowl" and outstanding wine sales increases exceeding 20% growth. The increased sales, along with lower labor and restaurant expenses as a percent of sales, combined to produce double-digit operating profit growth and second quarter profits.

"We're proud of our results for the quarter," said Brad Blum, President of Olive Garden. "They represent our team's progress in elevating critical elements of the dining experience we provide. Our family of local restaurants continues to get better and better at delighting every guest with a genuine Italian dining experience that includes fresh, simple and delicious Italian food, great wines and superior service. We are committed to excellence in everything we do, and to making everyone feel welcome, special and appreciated."

BAHAMA BREEZE continued to produce impressive sales results during the quarter, and opened one new restaurant in Oklahoma City, OK. Two additional restaurants have opened since the end of the quarter - one on November 27 in Lake Buena Vista (Orlando)and the other on December 18 in Pembroke Pines (Miami). At least seven more openings are scheduled for this fiscal year. These new restaurants are planned for Detroit (2), Cincinnati, Rochester, NY, Dallas, Las Vegas and Phoenix.

"We have established a very appealing experience," said Gary Heckel, President of Bahama Breeze, "one that is based on a serious passion for creating great food from scratch, hand-crafted drinks and incredible service. We aim to provide a memorable two-hour island vacation that leaves our guests with a burning desire to return. Bahama Breeze is enjoying very strong revenues per restaurant in a variety of markets. Sales at restaurants in major markets are

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annualizing to an average that's between $6.0 million and $6.5 million,  and restaurants in mid-size markets are annualizing to an average that's between $4.5 million and $5.0 million."

SMOKEY BONES BBQ opened two more restaurants in the second quarter, bringing the total number in operation to four. The two newest are located in Columbus, OH, and Albany, NY, the first test markets outside of Orlando. "With the continued strength of the initial two restaurants in Orlando and exceptional early success of the Columbus and Albany restaurants, we are moving to the next test phase," said Joe Lee, Darden's Chairman and CEO. "We plan to open another five Smokey Bones BBQ restaurants this fiscal year. Like the first four, these new openings will be conversions of our own existing restaurant properties."

Other Actions

Darden continued its buyback of common stock, purchasing 1.1 million shares in the second quarter. Cumulatively, since the initial authorization of its repurchase program in December 1995, the Company has repurchased 48.6 million shares from a total authorization of 64.6 million shares.

Darden Restaurants, Inc., in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ restaurants.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

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                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

     11/28/99                                                        11/26/00

          618          Red Lobster USA                                   620
           32          Red Lobster Canada                                 32
          650          Total Red Lobster                                 652

          458          Olive Garden USA                                  463
            5          Olive Garden Canada                                 5
          463          Total Olive Garden                                468

            8          Bahama Breeze                                      15
            1          Smokey Bones BBQ                                    4

        1,122          Total Restaurants                               1,139





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